EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC.

REPORTS THIRD QUARTER AND NINE MONTH RESULTS

JERICHO, NY, February 8, 2008: American Claims Evaluation, Inc. (NASDAQ:AMCE) announced revenues of $581,662 and a net loss of $514,186 ($.11 net loss per share) for the nine month period ended December 31, 2007 as compared to revenues of $641,731 and a net loss of $209,843 ($.04 net loss per share) for the nine months ended December 31, 2006.

	Three Months Ended		Nine Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
	(Unaudited)		(Unaudited)
Revenues	$209,780	$199,610	$581,662	$641,731

Operating loss	(144,990)	(192,716)	(781,838)	(488,599)

Loss before income tax expense	(59,738)	(95,789)	(514,186)	(209,843)

Net loss	$(59,738)	$(95,789)	$(514,186)	$(209,843)

Net loss per share –
basic and diluted	$(0.01)	$(0.02)	$(0.11)	$(0.04)
Weighted average shares –
basic and diluted	4,761,800	4,761,800	4,761,800	4,761,800

During the nine months ended December 31, 2007, the Company recognized stock compensation expense totaling $285,000 based on the fair value of stock options granted under the provisions of Statement of Financial Accounting Standards No. 123R.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

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